Exhibit 99.1
For further information contact
Rodger W. Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Successfully Completes Consent Solicitation
With Holders of its 9.75% Senior Notes due 2010
          Natchez, MS, (April 4, 2008) — Callon Petroleum Company (NYSE: CPE) announced today it has successfully completed its previously announced solicitation of consents from the holders of its 9.75% senior notes due 2010, series B, to amend the indenture for the notes to permit the company to contribute its Entrada prospect to an Unrestricted Subsidiary, as defined in the note indenture, for the purpose of entering into a credit facility to develop the prospect.
          Callon received consents from holders of 94.9% in aggregate principal amount of the outstanding notes. Callon and the trustee have executed a supplemental indenture amending the indenture to effect the amendments. In accordance with the indenture, the amendment is binding on all holders, including non-consenting holders. Pursuant to the consent solicitation, Callon has paid a consent fee to those holders of notes who delivered, and did not revoke, consents prior to 11:00 a.m., New York City Time, on April 4, 2008, of $5.00 per $1,000 principal amount consenting.
          This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitations are being made solely pursuant to the company’s Consent Solicitation Statement dated March 31, 2008 and the related Letter of Consent.
          Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in Louisiana, and the offshore waters of the Gulf of Mexico.
          It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
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